Exhibit 4.2
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED.
WARRANT TO PURCHASE COMMON STOCK
Company:         QT IMAGING HOLDINGS, INC., a Delaware corporation
Number of Shares
of Common Stock:    15,000,000
Warrant Price:    $0.40 per Share
Warrant Certificate No.: YA-1
Issue Date:    February 26, 2025
Expiration Date:    February 26, 2030
THIS WARRANT CERTIFIES THAT, for good and valuable consideration, YA II PN, LTD., a Cayman Islands exempt limited company (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase up to the number of duly authorized, validly issued, fully paid and non-assessable shares (the “Shares”) of the above-stated common stock (the “Common Stock”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.
ARTICLE 1.
EXERCISE
1.1    Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company, in any of the manners permitted by Section 5.5, a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1, and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased (rounded up to the nearest whole penny). Notwithstanding any contrary provision herein, in no event shall Holder be required to surrender or deliver an ink-signed paper copy of this Warrant or the Notice of Exercise in connection with its exercise hereof or of any rights hereunder, nor shall Holder be required to surrender or deliver a paper or other physical copy of this Warrant or a paper or other physical copy of the Notice of Exercise in connection with any exercise hereof (in each case, delivery by electronic mail being sufficient).
1.2    Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1 (a “Cashless Exercise”), Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of duly authorized, validly issued, fully paid, and non-assessable Shares as are computed using the following formula:

X = Y(A-B)/A
where:
X =    the number of Shares to be issued to the Holder;
Y =    the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to the Company in payment of the aggregate Warrant Price);
A =    the Fair Market Value of one Share; and
B =    the Warrant Price.
1.3    Fair Market Value. “Fair Market Value” shall mean: (a) with respect to the Common Stock or any other security that is then listed on a national stock exchange, the closing price or last sale price of such security reported for the business day immediately prior to the applicable date of determination; (b) with respect to the Common Stock or any other security that is not listed on a national stock exchange but is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board or such similar exchange or association, the closing price or last sale price of a share or unit of such security thereon reported for the business day immediately prior to the applicable date of determination; or (c) if neither of the foregoing applies, as jointly determined by the board of directors of the Company and Holder; provided, that if the parties are unable to reach agreement within a reasonable period of time, then such fair market value determination shall be determined by a nationally recognized investment banking, accounting or valuation firm that is not affiliated with the Company or Holder, in which case, the determination of such firm shall be final and conclusive (and the fees and expenses of such valuation firm shall be borne by the Company).
1.4    Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired.
1.5    Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.
1.6    Treatment of Warrant Upon Acquisition of Company.
(a)Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization or recapitalization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation, reorganization, or recapitalization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation, reorganization, or recapitalization; (iii) any, direct or indirect, purchase offer, tender offer or exchange offer is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock; or (iv) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of related persons (as defined in Rule 13d-5(b)(1) promulgated under the

Exchange Act (as defined below)) whereby such other person or group acquires 50% or more of the Company’s then-outstanding total voting power.
(b)Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and the Fair Market Value of one Share would be greater than the Warrant Price in effect on such date immediately prior to such Cash/Public Acquisition, and Holder has not exercised this Warrant pursuant to Section 1.1 above as to all Shares, then this Warrant shall automatically be deemed to be Cashless Exercised pursuant to Section 1.2 above as to all Shares effective immediately prior to and contingent upon the consummation of a Cash/Public Acquisition; provided, however, that to the extent such exercise would violate the limitations on exercise set forth in Section 1.7, the Company must arrange for any Excess Exercise Shares (as defined herein) to be redeemed for cash instead for an amount equal to (i) the Fair Market Value of one Share, minus (ii) the then effective Warrant Price. In connection with such Cashless Exercise, Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as of the date thereof and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon exercise and, to the extent applicable, the amount of cash to be paid in respect of redeemed Excess Exercise Shares. In the event of a Cash/Public Acquisition where the Fair Market Value of one Share would be less than the Warrant Price in effect immediately prior to such Cash/Public Acquisition, then, contingent upon the consummation of such Cash/Public Acquisition, this Warrant will expire immediately prior to the consummation of such Cash/Public Acquisition. The Company shall not effect any Cash/Public Acquisition unless the material definitive agreement governing such transaction shall provide for the redemption of any Excess Exercise Shares as set forth in this Section 1.6(b).
(c)Upon the closing of any Acquisition other than a Cash/Public Acquisition, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant, and, in such case, appropriate adjustment (in form and substance reasonably satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to ensure that the provisions of this Warrant shall thereafter be applicable, as nearly as possible, to any securities and/or other property thereafter acquirable upon exercise of this Warrant. The provisions of this Section 1.6(c) shall similarly apply to successive Acquisitions. The Company shall not effect any such Acquisition unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such Acquisition shall assume, by written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder, the obligation to deliver to the Holder such securities and/or other property that, in accordance with the foregoing provisions, Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 1.6(c), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights set forth in Section 1 (subject to the limitations set forth in Section 1.7) instead of giving effect to the provisions contained in this Section 1.6(c) with respect to this Warrant.
(d)Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company, a Cash/Public Acquisition, or any other transaction, such exercise may at the election of the Holder be conditioned upon the consummation of such offering or transaction, as applicable, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.
(e)As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded on The OTC Markets, The Nasdaq

Stock Market LLC or on another United States national or regional securities exchange, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the issuance of this Warrant, if exercised pursuant to Cashless Exercise (or six (6) months beyond the exercise of this Warrant, if exercised for cash).
1.7    Limitations on Exercise.
(a)Notwithstanding anything to the contrary, the Company shall not effect the exercise of any portion of this Warrant for Shares, Holder shall not have the right to exercise any portion of this Warrant for Shares, and any such exercise shall be null and void ab initio and treated as if never made, to the extent that after giving effect or immediately prior to such exercise of the Warrant for Shares, Holder (x) together with the other Attribution Parties (as defined below), collectively would beneficially own in excess of 4.99% of the number of shares of Common Stock issued and outstanding immediately after giving effect to such exercise of this Warrant for Shares or (y) would, for purposes of Section 871(h)(3)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), be deemed to own, directly indirectly or by attribution (in accordance with the attribution rules set forth in Sections 871(h)(3)(C) and 881(c) of the Code, beneficially or of record, in excess of 4.99% of the number of shares of Common Stock issued and outstanding immediately after giving effect to such exercise of this Warrant for Shares (the “Maximum Percentage”). For purposes of clause (x) of the definition of Maximum Percentage, the aggregate number of shares of Common Stock beneficially owned by Holder and the other Attribution Parties shall include the number of shares of Common Stock held by Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, unexercised portion of this Warrant beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants) beneficially owned by such Holder or any of the Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1.7. For purposes of clause (x) above, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Notice of Exercise from Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Exercise would otherwise cause such Holder’s beneficial or deemed ownership under clause (x) or clause (y) above, as determined pursuant to this Section 1.7, to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be delivered pursuant to such Notice of Exercise. Upon delivery of a written notice to the Company, Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in the notice; provided that (i) any increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to Holder and its Attribution Parties, and not to any other holder of a warrant. As used herein, “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by Holder’s investment manager or any of its affiliates or principals, (ii) any direct or indirect affiliates of Holder or any of the foregoing, (iii) any Person acting or who would be deemed to be acting as a Section 13(d) group together with Holder and any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would be aggregated with Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Act.
(b)Any portion of an exercise that would result in the issuance of Shares in excess of the Maximum Percentage (“Excess Exercise Shares”) shall be cancelled and treated as null and void ab initio.
(c)In any case in which the exercise of this Warrant for Shares would result in Holder, together with the other Attribution Parties, collectively beneficially owning shares of Common Stock in excess of the Maximum Percentage, the Company shall issue to Holder the number of shares of Common Stock that would result in Holder beneficially owning, together with the other Attribution Parties, as approximately equal to the Maximum Percentage as possible without the Company issuing any fractional shares of Common Stock.
(d)In furtherance of this Section 1.7, upon written request of Holder, the Company shall within one (1) business day confirm in writing the number of shares of Common Stock then issued and outstanding.
(e)The provisions of this Section 1.7 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this section to the extent necessary or desirable to properly give effect to the Maximum Percentage.
(f)For purposes of clarity, the shares of Common Stock issuable to Holder pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by Holder for any purpose, including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.
(g)The limitations contained in this paragraph may not be waived and shall apply to a successor holder of the Warrant.
SECTION 2.
ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.
2.1    Adjustments.
(a)    If after the date hereof, and subject to the provisions of Section 2.4 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock.
(b)    If after the date hereof, and subject to the provisions of Section 2.4 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.
(c)    Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 2.1(a) or Section 2.1(b) above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.
(d)    If any single action would require adjustment of the Warrant Price pursuant to more than one subsection of this Section 2.1, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest, relative to the rights and interests of the registered holders of the Warrants then outstanding, absolute value.
(e)    The Company may from time to time, to the extent permitted by law and subject to applicable rules of the principal U.S. national securities exchange on which the Common Stock is then listed, decrease the Warrant Price and/or increase the number of Shares issuable upon the exercise of this Warrant by any amount for any period of at least 20 days. In that case, the Company shall give Holder at least 15 days’ prior notice of such increase or decrease, and such notice shall state the decreased Warrant Price and/or increased number of shares for which the Warrant may be exercised and the period during which the decrease and/or increase will be in effect. The Company may make such decreases in the Warrant Price and/or increases in the number of Shares for which the Warrant may be exercised, in addition to those set forth in this Section 2.1, as the Company’s Board of Directors deems advisable, including to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. For the avoidance of doubt, any increase to the Shares issuable upon exercise of this Warrant or decrease to the Warrant Price made pursuant to this Section 2.1(g) shall not alter the application of the restrictions on exercise set forth in Section 1.7, which shall remain in full force and effect in accordance with their terms.
2.2    Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Common Stock are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.
2.3    Successor upon Consolidation, Merger and Sale of Assets.
(a)    The Company may not consolidate or merge with, or sell, lease, convey or otherwise transfer in one transaction or a series of related transactions all or substantially all of the consolidated assets of the Company and its subsidiaries to, any other Person (a “Fundamental Change”) unless the Company is the surviving corporation or the Company requires, as a necessary condition to the consummation of such transaction, that:
(1)the successor to the Company assumes all of the Company’s obligations under this Warrant; and
(2)the successor to the Company provides written notice of such assumption to Holder.
(b)    In case of any such Fundamental Change, such successor entity shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company.
2.4    No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the Fair Market Value of a full Share, less (ii) the then-effective Warrant Price.
2.5    Notice/Certificate as to Adjustments. Upon the happening of any event requiring an adjustment of the Warrant Price, Common Stock and/or number of Shares issuable upon exercise of this Warrant, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, class and/or number of Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, class and number of Shares in effect upon the date of such adjustment.
2.6    No Impairment. The Company shall not, directly or indirectly, by amendment of its Certificate of Incorporation or other governing or organizational documents, or through reorganization, consolidation, merger, dissolution, sale of assets, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against dilution or other impairment.
2.7    Limitations on Adjustments. Notwithstanding any other provision hereof, the Warrant Price shall not be less than zero as a result of any adjustment hereunder, action, event or otherwise.
SECTION 3.
REPRESENTATIONS AND COVENANTS OF THE COMPANY.
3.1    Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:
(a)    This Warrant is (and any warrant issued in substitution hereof will be), upon issuance, duly authorized, validly issued, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. All Shares which may be issued upon the exercise of this Warrant (and any warrant issued in substitution hereof) shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any person or entity, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of Common Stock and other securities as will be sufficient to permit the exercise in full of this Warrant, and further covenants that it shall not cause or permit the stated par value of the Shares or other instruments or securities for which the Warrant is exercisable to exceed $0.001.
(b)The par value of one share of Common Stock as of the Issue Date is $0.0001 per share.
3.2    Notice of Certain Events. In the event:
(a)    that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities or securities at the time issuable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution (whether in cash, property, stock, or other securities and whether or not a regular cash dividend), to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities or to receive any other security;
(b)    of any capital reorganization of the Company, any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Common Stock, any consolidation or merger of the Company with or into another Person, or a sale of all or substantially all of the Company’s assets to another Person or any anticipated change in the Company’s listing status, whether voluntary or involuntary; or
(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;
then, in connection with each such event, the Company shall give Holder:
(1)in the case of the matters referred to in (a) above, at least ten (10) business days’ prior written notice of the earlier to occur of the effective date thereof or the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Common Stock will be entitled thereto) or for determining rights to vote, if any; and
(2)in the case of the matters referred to in (b) or (c) above at least ten (10) business days’ prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding shares of the Common Stock will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event and such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such event giving rise to the notice).
The Company will also provide information reasonably requested by Holder from time to time, within a reasonable time following each such request, that is reasonably necessary to enable Holder to comply with Holder’s accounting and reporting requirements.
SECTION 4.
REPRESENTATIONS, WARRANTIES OF THE HOLDER.
The Holder represents and warrants to the Company as follows:
4.1    Purchase for Own Account. This Warrant and the Shares to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.
4.2    Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.
4.3    Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
4.4    Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
4.5    The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.
4.6    No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

SECTION 5.
MISCELLANEOUS
5.1    Term and Automatic Cashless Exercise Upon Expiration.
(a)Term. Subject to the provisions of Section 1.6 above and Section 5.1(b) below, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Eastern time, on the Expiration Date and shall be void thereafter.
(b)Automatic Cashless Exercise upon Expiration. In the event that, immediately prior to the expiration of the Warrant, the Fair Market Value of one Share (or other security issuable upon the exercise hereof) is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised (or such lesser amount for which it may be exercised in accordance with limitations on exercise set forth in Section 1.7), and the Company shall, within a reasonable time, deliver a certificate representing the Shares (or such other securities) issued upon such exercise to Holder.
5.2    Legends. The Shares shall be imprinted with a legend in substantially the following form:
THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED.
Certificates evidencing the Shares shall not contain the above legend (i) while a registration statement (including the Registration Statement (as defined below)) covering the resale of such security is effective under the Act and the holder of Registrable Securities (as defined below) provides the Company with a seller’s representation in form and substance reasonably satisfactory to the Company that a sale of the Shares is being made using the prospectus included in such registration statement, (ii) following any sale of such Shares pursuant to Rule 144 (assuming cashless exercise of the Warrants), (iii) if such Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants) and the Purchaser provides the Company with a seller’s representation in form and substance reasonably satisfactory to the Company that a sale of the Shares is being made pursuant to Rule 144, or (iv) if such legend is not required under applicable requirements of the Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall issue or cause to be issued a legal opinion to its transfer agent to effect the removal of the legend hereunder. If all or any portion of the Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Shares, or if such Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 (assuming cashless exercise of the Warrants), or if the Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares or if such legend is not otherwise required under applicable requirements of the Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Shares shall be issued free of all legends.
5.3    Compliance with Securities Laws on Transfer. This Warrant and the Shares issued or issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and, with respect to the Shares, to the extent that there is not a registration statement covering the resale of the Shares that is effective under the Act or such Shares are not eligible for sale under Rule 144, a legal opinion reasonably satisfactory to the Company to the effect that such transfer does not require registration of such transferred securities under the Act, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to any Affiliate of Holder;

provided, that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.
5.4    Transfer Procedure. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, Holder may transfer all or part of this Warrant or the Shares issued upon exercise of this Warrant (or the securities issued upon conversion of the Shares, if any) to any Affiliate or other transferee; provided, however, in connection with any such transfer, Holder will give the Company notice of the portion of the Warrant and/or Shares (and/or securities issued upon conversion of the Shares, if any) being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable) and the transferee shall agree to be bound by all of the terms and conditions of this Warrant as a precondition to any such transfer.
For purposes of this Warrant, “Affiliate” shall mean, with respect to any individual, trust, estate, corporation, partnership, limited liability company or any other incorporated or unincorporated entity (“Person”), any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person, or any general partner, managing member, officer, director, trustee, limited partner, member or stockholder of such first Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).
5.5    Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) business day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient (or in the case of electronic mail, in the absence of any “bounce-back,” “delivery failed” or similar automated feedback indicating rejection of the electronic mail or failure of delivery), or (iv) on the first (1st) business day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5; provided, however, that all notices to Holder must also be delivered via electronic mail in order to be effective (and shall only be effective in the absence of any of any “bounce-back,” “delivery failed” or similar automated feedback indicating rejection of the electronic mail or failure of delivery). All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:
YA II PN, LTD.
1012 Springfield Avenue
Mountainside, NJ 07092
Attn: Legal Department
Email: ***

With a copy (which shall not constitute notice) to:
YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
Attn: Robert Harrison Esq.
Email: ***
Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:
QT Imaging Holdings, Inc.

3 Hamilton Landing, Suite 160
Novato, CA 94949
Attention: Dr. Raluca Dinu
Email: ***

With a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, CA 94105
Attention: Jeffrey Selman
Email: ***
5.6    Piggy-Back Registrations. If at any time there is not an effective registration statement covering all of the Registrable Securities and the Company proposes to register the offer and sale of any Shares of its Common Stock under the Act (other than a registration (i) pursuant to a registration statement on Form S-8 ((or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (ii) pursuant to a registration statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Act or any successor rule thereto), or (iii) in connection with any dividend or distribution reinvestment or similar plan), whether for its own account or for the account of one or more stockholders of the Company and the form of registration statement to be used (the “Registration Statement”) may be used for any registration of Registrable Securities, the Company shall give prompt written notice (in any event no later than five (5) days prior to the filing of such registration statement) to the holders of Registrable Securities of its intention to effect such a registration and, shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion from the holders of Registrable Securities; provided, however, that, the Company shall not be required to register any Registrable Securities pursuant to this Section 5.6 that have been sold or may permanently be sold without any restrictions pursuant to Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect (based upon such representations of the Company and the Investor as such counsel may reasonably request), addressed and reasonably acceptable to the Company’s transfer agent. The holders of Registrable Securities included in the Registration Statement (a) will promptly deliver customary representations and other documentation reasonably acceptable to the Company, its counsel and/or its transfer agent in connection with the Registration Statement, including those related to selling stockholders, and to respond to SEC comments, (b) covenant and agree that each will comply with the prospectus delivery requirements of the Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement, and (c) indemnify, hold harmless and defend the Company, each of its directors, each of its officers, employees, representatives, or agents and each person, if any, who controls the Company within the meaning of the Act or the Exchange Act (each an “Indemnified Party”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an Indemnified Party is or may be a party thereto (“Indemnified Damages”) to which any of them may become subject, under the Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or is based upon any untrue statement or alleged untrue statement of a material fact in a Registration Statement, any post-effective amendment thereto or any final prospectus, or the omission or alleged omission to state in a Registration Statement, any post-effective amendment thereto or any final prospectus any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or any violation or alleged violation by the Company of the Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation there under relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement, in each case to the extent, and only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission or violation or alleged violation occurs in reliance upon and in conformity with written information furnished to the Company by such holder of Registrable Securities expressly for use in connection with such Registration Statement; provided, however, that such holder of Registrable Securities shall be liable under this Section 5.6 for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to such holder of Registrable Securities as a result of the sale of Registrable Securities pursuant to such Registration Statement. To the fullest extent permitted by law, the Company will, and hereby does, indemnify, hold harmless and defend the holders of Registrable Securities, the directors, officers, partners, employees, agents, representatives of, and each person, if any, who controls any Investor within the meaning of the Act or the Exchange Act (each, an “Indemnified Person”), against any Claim or Indemnified Damages to which any of them may become subject, under the Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or is based upon any untrue statement or alleged untrue statement of a material fact in a Registration Statement, any post-effective amendment thereto or any final prospectus, or the omission or alleged omission to state in a Registration Statement, any post-effective amendment thereto or any final prospectus any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or any violation or alleged violation by the Company of the Act, the Exchange Act, any other law, including, without limitation, any state securities law, or any rule or regulation there under relating to the offer or sale of the Registrable Securities pursuant to a Registration Statement, other than a Claim by an Indemnified Person arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission or violation or alleged violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto; or to the extent such Claim is based on a failure of a holder of Registrable Securities to deliver or to cause to be delivered the prospectus made available by the Company, if such prospectus was timely made available by the Company. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable to the fullest extent permitted by law; provided, however, that: (i) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of fraudulent misrepresentation; and (ii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities. All expenses incurred by the Company in complying with its obligations pursuant to this Section 5.6 and in connection with the registration and disposition of Registrable Securities shall be paid by the Company, including, without limitation, all registration, listing and qualifications fees, printers, fees and expenses of the Company’s counsel and accountants (except legal fees of any counsel retained by a holder of Registrable Securities associated with the review of the Registration Statement). For the purpose of this Section 5.6, “Registrable Securities” means all of the Shares issued or issuable upon the exercise of this Warrant.
5.7    Successors. All the covenants and provisions hereof by or for the benefit of Holder shall bind and inure to the benefit of its successors and assigns hereunder.
5.8    Waiver. This Warrant and any term hereof may be amended, modified, changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such amendment, modification, change, waiver, discharge or termination is sought.
5.9    Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
5.10    Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.
5.11    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.
5.12    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.13    Equitable Relief. Each of the Company and the Holder acknowledges that a breach or threatened breach by the Company of any of its obligations under this Warrant would give rise to irreparable harm to the Holder for which monetary damages would not be an adequate remedy and hereby agree that in the event of a breach or a threatened breach by the Company of any such obligations, the Holder shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Common Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.
“COMPANY”
QT IMAGING HOLDINGS, INC.

By: /s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: Chief Executive Officer
“HOLDER”
YA II PN, LTD

By: /s/ Mathew Beckman
Name: Matthew Beckman
Title: Manager

Signature Page to Warrant Agreement

APPENDIX 1
NOTICE OF EXERCISE
1.The undersigned Holder hereby exercises its right to purchase    shares
of the Common Stock of QT IMAGING HOLDINGS, INC. (the “Company”) in accordance with the attached Warrant To Purchase Common Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:
[    ]    check in the amount of $    payable to the order of the Company enclosed
herewith
[    ]    Wire transfer of immediately available funds to the Company’s account
[    ]    Cashless Exercise pursuant to Section 1.2 of the Warrant
[    ]    Other [Describe]
2.Please issue a certificate or certificates representing the Shares in the name specified below:
Holder’s Name: _____________________________
Address: ____________________________________
Federal Tax ID or Social Security No.: ____________
3.Delivery Method:
[    ]    Certified mail to the above address
[    ]    Electronically (provide DWAC Instructions): _
[    ]    Other [Describe]
4.By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Common Stock as of the date hereof.
HOLDER

By: _______________________________
Name:
Title:

Date:
Notice of Exercise of Warrant